Exhibit 2.1

Execution Version

LIMITED LIABILITY COMPANY INTEREST PURCHASE
AND CONTRIBUTION AGREEMENT

This LIMITED LIABILITY COMPANY INTEREST PURCHASE AND CONTRIBUTION AGREEMENT, dated as of June 14, 2012 (this “Agreement”), is entered into among Vitamins, Inc., a Colorado corporation (“Vitamins”), Howard & Forey, Inc., a Colorado corporation (“Forey”, and together with Vitamins, the “Sellers” and each individually, a “Seller”), Natural Grocers by Vitamin Cottage, Inc., a Delaware corporation (the “Buyer”) and Vitamin Cottage Natural Food Markets, Inc., a Colorado corporation (the “Operating Entity”).

RECITALS

A.            The Sellers collectively own 45% of the issued and outstanding membership interests (the “Interests”) of Boulder Vitamin Cottage Group, LLC, a Colorado limited liability company (the “Company”), in the percentages set forth in column A of the attached Exhibit A.

B.            The remaining 55% of the issued and outstanding membership interests of the Company are owned by the Operating Entity. For accounting purposes, the Company is a consolidated subsidiary of the Operating Entity.

C.            The Sellers desire to sell to the Buyer, and the Buyer desires to acquire from the Sellers, 50% of the Interests (the “Purchased Interests”), for cash, on the terms and conditions set forth in this Agreement.

D.            Simultaneous with the purchase of the Purchased Interest, each Seller will contribute to the capital of Buyer their remaining respective Interests (the “Contributed Interests”) in exchange for newly issued shares of the Buyer’s common stock, $0.001 par value per share (“Buyer Common Stock”) in the relative amounts as determined in accordance with Section 1.2 hereof (the “Consideration Shares”), on the terms and conditions set forth in this Agreement.

E.            Simultaneous with the purchase of the Purchased Interests and the issuance of the Consideration Shares to the Sellers in exchange for the Contributed Interests, and as part of the same plan of exchange, the Buyer and the Operating Entity shall enter additional agreements and consummate additional transactions (together, the “Reorganization”), the completion of each of which shall be a condition to the closing of the transactions described in this Agreement. The Reorganization shall include the following transactions:

(a)           Prior to the Closing, a statutory merger or similar transaction in which the Buyer will become the holder of 100% of the outstanding capital stock of the Operating Entity, and the existing shareholders of the Operating Entity will receive shares of Buyer Common Stock (the “Delaware Merger”); and

(b)           Immediately following the Closing, the Buyer will consummate an initial public offering of Buyer Common Stock (the “IPO”), which will involve the filing of a registration statement with the Securities and Exchange Commission (the “SEC”).

F.             It is intended that the transactions contemplated hereby, together with the Reorganization, shall qualify for tax treatment under Section 351 of the United States Internal Revenue Code of 1986, as amended (the “Code”) in the event the control requirement set forth in Section 351(a) is satisfied.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
PURCHASE, SALE AND CONTRIBUTION

Section 1.1            Purchase and Sale of the Purchased Interests. Upon the terms and subject to the conditions of this Agreement, at the Closing, each of the Sellers shall sell, convey, transfer and assign to the Buyer, and the Buyer shall purchase and acquire all right, title and interest in and to the Purchased Interests, free and clear of any charge, limitation, condition, mortgage, lien, security interest, adverse claim, encumbrance or restriction of any kind (other than general restrictions on transfer imposed under the Company’s operating agreement and as may otherwise be imposed under federal and state securities Laws) (collectively, “Encumbrances”) for an amount of cash to each Seller (“Cash Payment”), which amount shall be delivered by the Buyer to such Seller at the Closing in accordance with Section 1.6, equal to the product of:

[([C ÷ (1- (A x B) * 0.5)] – C)*D*E]

Where:

A = 16.5%.

B = 45%.

C = The number of shares of Buyer Common Stock outstanding at the Closing without taking into account the shares to be issued in connection with the IPO or issued to the Sellers in connection with this Agreement (i.e., following the Delaware Merger, but prior to any other issuances of equity to be made in connection with the IPO).

D = The Pro Rata Percentage.

E = The Per Share IPO Price.

For purposes of this Agreement, the following terms will have the meanings set forth below:

“Per Share IPO Price” means the price per share of the Buyer Common Stock sold to the public in the IPO as set forth in the final prospectus contained in the final, effective registration statement on Form S-1 to be filed by the Buyer with the SEC in connection with the IPO, disregarding any underwriters’ discount or commission.

“Pro Rata Percentage” means, (a) with respect to Vitamins, 33.33%, and (b) with respect to Forey, 66.67%.

Section 1.2            Contribution and Subscription. Upon the terms and subject to the conditions of this Agreement, at the Closing, each Seller shall contribute such Seller’s Contributed Interests to the Buyer in exchange for a number of shares of Buyer Common Stock to be issued to each Seller at the Closing in accordance with Section 1.6 (in the aggregate, such shares constitute the “Consideration Shares”) equal to the product of:

[([C ÷ (1- (A x B)*0.5)] – C)*D]

Where A, B, C, and D have the meanings ascribed to them in Section 1.1.

Section 1.3            Issuance of Consideration Shares. The Consideration Shares shall be issued in book entry form by the Company’s transfer agent at the Closing and will be endorsed with a restrictive legend, as further described in Article IV of this Agreement.

Section 1.4            Income Tax Treatment of the Transactions. It is intended that the following transactions are part of the same common plan, which are occurring simultaneously, and, subject to satisfaction of the control requirements set forth in Section 351(a) of the Code, will be treated as an exchange qualifying under Section 351 of the Code: (a) the purchase and sale of the Purchased Interests pursuant to this Agreement, (b) the transfer of the Contributed Interests by the Sellers in exchange for Buyer Common Stock pursuant to this Agreement; (c) the Delaware Merger; and (d) the issuance of Buyer Common Stock for cash in the IPO. Subject to Buyer’s permitted actions as described in the proviso in the first sentence of Section 4.8, all of the parties to this Agreement agree to report the transactions described above to all any applicable state or federal taxing authorities, for all purposes, consistently with the foregoing.

Section 1.5            Closing. The sale, purchase and contribution of the Interests shall take place immediately prior to, but contingent upon, the consummation of the IPO at a closing (the “Closing”) to be held at the offices of Holland & Hart LLP, 555 17th Street, Suite 3200, Denver, Colorado 80202, on the Closing Date (as defined below), or at such other place or at such other time or on such other date as the Sellers and the Buyer mutually may agree in writing. The “Closing Date” shall be the date of the closing of IPO.

Section 1.6            Deliveries at the Closing. Subject to the terms and conditions of this Agreement, at the Closing, the appropriate party shall deliver or cause to be delivered the following:

(a)      The Buyer shall deliver to each of the Sellers: (i) such Seller’s Pro Rata Percentage of the Cash Payment by wire transfer of immediately available funds to an account or accounts designated by the Sellers; (ii) evidence reasonably satisfactory to such Seller that such Seller’s Pro Rata Percentage of the shares of Buyer Common Stock constituting the Consideration Shares have been issued in book-entry form in the name of such Seller in accordance with Section 1.2, and (iii) a certificate executed by the Chief Financial Officers of the Buyer and Operating Entity certifying that each of the conditions specified in subsections (a) and (b) in Section 5.3 has been satisfied.

(b)      The Sellers shall deliver to the Buyer (i) an Assignment of Limited Liability Company Membership Interests relating to the Contributed Interests and the Purchased Interests, executed by each of the Sellers in a form reasonably acceptable to the Sellers and the Buyer, and (ii) a certificate executed by duly authorized officer of each of the Sellers certifying that each of the conditions specified in subsections (a) and (b) in Section 5.2 has been satisfied.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The Sellers, severally and not jointly, hereby represent and warrant to the Buyer as follows:

Section 2.1       Authority. Each Seller has full corporate power and authority to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly and validly authorized, executed and delivered by each Seller and is legal, valid, binding and enforceable upon and against such Seller, except as limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or any other federal, state or local statute, law, regulation, order, injunction or decree (“Law”) of general application relating to or affecting the enforcement of creditors’ rights generally, or (b) Laws relating to the availability of specific performance, injunctive relief or other equitable remedies. Each Seller is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, and has full corporate power and authority to own, lease and operate its properties and to carry on its business. Each Seller has taken all corporate action required in order to authorize such Seller to enter into this Agreement.

Section 2.2       No Conflict; Required Filings and Consents. The execution, delivery and performance by each Seller of this Agreement and the consummation by each Seller of the transactions contemplated hereby do not and will not (a) violate any provision of the certificate of incorporation or bylaws of each Seller; (b) violate any Law applicable to such Seller; or (c) require any Seller to (i) obtain any consent or approval of, (ii) make any registration or filing with, or (iii) give any notice to, any federal, state or local governmental authority or any agency or instrumentality thereof (a “Governmental Authority”).

Section 2.3       Interests. Each Seller is the record and beneficial owner of the Interests set forth beside such Seller’s name on Exhibit A, free and clear of all Encumbrances. Each Seller has the right, authority and power to sell, assign and transfer the Interests to the Buyer. Upon delivery to the Buyer of assignments relating to the Interests at the Closing and the Buyer’s issuance of the Consideration Shares, the Buyer shall acquire good, valid and marketable title to the Interests, free and clear of any Encumbrance.

Section 2.4       Brokers. No broker, finder or agent will have any claim against the Buyer or the Company for any fees or commissions in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of a Seller.

Section 2.5       Disclosure. To the knowledge of the Sellers, none of the representations or warranties of the Sellers contained in this Agreement or any related schedule contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading.

Section 2.6              Purchase of Stock.

(a)           Each Seller is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”). Each Seller understands that the Buyer will rely upon the exemptions provided by the Securities Act, Regulation D thereunder and various state securities laws and will rely on the representations and warranties of such Seller contained herein for purposes of such determination. Each Seller acknowledges that the shares of Buyer Common Stock have not been registered under the Securities Act, or any state securities laws, and that the shares of Buyer Common Stock may not be transferred or sold except pursuant to a registration statement filed in accordance with the Securities Act or pursuant to any applicable exemption therefrom under the Securities Act and state securities laws.

(b)           Each Seller is acquiring Consideration Shares for Seller’s own account for investment, and not with a view to, or for sale in connection with, any distribution of the Consideration Shares, and not with any present intention of selling, offering to sell, or otherwise disposing of the Consideration Shares in any transaction other than a transaction exempt from registration under the Securities Act. The entire legal and beneficial interest in the Consideration Shares will be purchased and held for Seller’s account only and neither in whole or in part for any other person. Neither Seller was formed for the specific purpose of acquiring the Consideration Shares.

(c)           Each Seller has such knowledge of the Buyer, the Operating Entity, and their respective business and such experience in financial and business matters to enable it to evaluate the merits and risks of an investment in Buyer Common Stock. Each Seller has made an informed investment decision with respect to the shares of Buyer Common Stock to be acquired pursuant to this Agreement. Each Seller understands that there can be no assurance as to the federal or state tax result of an investment in Buyer Common Stock. Each Seller understands that no state or federal governmental authority has made any finding or determination relating to the fairness of an investment in Buyer Common Stock and no state or federal governmental authority has recommended or endorsed or will recommend or endorse an investment in Buyer Common Stock. Each Seller understands that there has been no public market for Buyer Common Stock and there can be no assurances that such a market will develop. Each Seller understands that the transferability of the Consideration Shares will be restricted under terms of the Lock Up Agreement executed by Sellers in connection with the IPO (as contemplated by Section 4.4).

(d)           Seller acknowledges that the certificates evidencing the Consideration Shares will be endorsed with a legend substantially as follows:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION

WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISPOSITION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE BUYER
AND THE OPERATING ENTITY

Each of the Buyer and the Operating Entity, jointly and severally, hereby represent and warrant to the Sellers as follows:

Section 3.1       Organization. Each of the Buyer and the Operating Entity is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and has full corporate power and authority to own, lease and operate its properties and to carry on its business. Each of the Buyer and the Operating Entity is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties or the nature of its business makes such qualification or licensing necessary, except as individually or in the aggregate, (a) would not have a material adverse effect on the business, properties, financial condition, results of operations of the Buyer and the Operating Entity, or (b) would not reasonably be expected to prevent or materially delay the timely consummation of the IPO (a “Buyer Material Adverse Effect”).

Section 3.2       Authority; Authorization. Each of the Buyer and the Operating Entity has full corporate power and authority to execute, deliver and perform its obligations under this Agreement. Each of the Buyer and the Operating Entity has taken all corporate action required in order to authorize the Buyer and the Operating Entity, respectively, to enter into this Agreement and, in the case of the Buyer, issue the Consideration Shares at the Closing. All actions required by each of the Buyer and the Operating Entity in connection with the execution, delivery, and performance under this Agreement and, in the case of the Buyer, the issuance of the Consideration Shares has been taken or will be taken prior to the Closing. This Agreement has been duly executed and delivered by each of the Buyer and the Operating Entity and is legal, valid, binding and enforceable upon and against each of the Buyer and the Operating Entity, except as limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or any other Law of general application relating to or affecting the enforcement of creditors’ rights generally, or (b) Laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

Section 3.3       No Conflict; Required Filings and Consents. The execution, delivery and performance by each of the Buyer and the Operating Entity of this Agreement and the consummation by each of the Buyer and the Operating Entity of the transactions contemplated hereby do not and will not (a) violate any provision of the certificate of incorporation or bylaws of the Buyer, the articles of incorporation or bylaws of the Operating Entity, or the articles of organization or the operating agreement of the Company; (b) violate any Law applicable to the Buyer, the Operating Entity, or the Company; (c) conflict with, create a breach or default under, require any consent of or notice to or give to any third party any right of modification, acceleration or cancellation, or result in the creation of any lien, security interest, charge or encumbrance upon any property or right of the Buyer, the Operating Entity, or the Company pursuant to, any contract, agreement, license, permit or other instrument to which the Buyer, the Operating Entity, or the Company is a party or by which the Buyer, the Operating Entity, the Company or any of the Buyer’s, the Operating Entity’s or the Company’s properties, assets or rights may be bound, affected or benefited; or (d) require the Buyer, the Operating Entity, or the Company to (i) obtain any consent or approval of, (ii) make any registration or filing with, or (iii) give any notice to, any Governmental Authority or any third party.

Section 3.4       Capitalization.   Schedule 3.4 sets forth a true and complete list of the authorized and outstanding capital stock of Buyer and the Operating Entity as of the date of this Agreement. All of the Buyer’s and the Operating Entity’s issued and outstanding capital stock is validly issued, fully paid and nonassessable. Except for the agreements relating to the Permitted Issuances, there are no outstanding obligations, options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any kind relating to the capital stock of the Buyer or the Operating Entity or obligating the Buyer or the Operating Entity to issue or sell any shares of capital stock of, or any other interest in, the Buyer or the Operating Entity, as applicable. “Permitted Issuances” means each of the following issuances: (a) the issuance of shares of Buyer Common Stock to the existing shareholders of the Operating Entity in connection with the Delaware Merger in proportion with such existing shareholders’ pro rata ownership percentage of the Operating Entity immediately prior to the consummation of the Delaware Merger, (b) the issuance of Buyer Common Stock to the Sellers in exchange for the Contributed Interest as contemplated under this Agreement, and (c) the issuance of Buyer Common Stock (or other securities convertible into Buyer Common Stock) set forth on Schedule 3.4 under the heading “Obligations to Issue Capital Stock.”

Section 3.5       Valid Issuance of Shares. The Consideration Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than under applicable state and federal securities laws and the Lock Up Agreement. Assuming the accuracy of the representations of the Sellers in this Agreement, the Consideration Shares will be issued in compliance with all applicable federal and state securities laws.

Section 3.6       Financial Statements.

(a)      True and complete copies of the audited consolidated balance sheet of the Operating Entity as at September 30, 2009, September 30, 2010, September 30, 2011, and the related audited consolidated statements of income, retained earnings, stockholders’ equity and changes in financial position of the Operating Entity, together with all related notes and schedules thereto, accompanied by the reports thereon of the Operating Entity’s independent auditors (collectively referred to as the “Financial Statements”) and the unaudited consolidated balance sheet of the Operating Entity as at March 31, 2012 (the “Balance Sheet”), and the related statements of income and changes in financial position of the Operating Entity (the “Interim Financial Statements”) are included in the Private Placement Memorandum delivered to Sellers as of June 1, 2012 (the “PPM”). Each of the Financial Statements and the Interim Financial Statements (i) are correct and complete in all material respects and have been prepared in accordance with the books and records of the Operating Entity, (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except, in the Interim Financial Statements, for the lack of footnotes, statements of retained earnings and stockholders’ equity, and year-end adjustments), and (iii) fairly present, in all material respects, the financial position, results of operations and cash flows of the Operating Entity as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material.

(b)      The books of account and financial records of the Operating Entity are true and correct and have been prepared and are maintained in accordance with sound accounting practice.

Section 3.7       Absence of Undisclosed Liabilities.

(a)     Except as and to the extent adequately accrued or reserved against in the Balance Sheet, the Operating Entity does not have any liability or obligation required by GAAP to be reflected on a balance sheet of the Operating Entity, except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the Balance Sheet that are not, individually or in the aggregate, material to the Operating Entity.

(b)     As of the date of this Agreement, the Buyer does not, and as of the Closing, the Buyer shall not, have any operations, employees, assets, liabilities or obligations, except for the membership interests of the Company and shares of the Operating Entity.

Section 3.8       Absence of Certain Changes or Events. Since the date of the Interim Financial Statements and except as incurred in connection with the IPO or described in the PPM: (a) each of the Buyer and the Operating Entity have conducted their respective businesses only in the ordinary course consistent with past practice; (b) no event or development has had or is reasonably likely to have a Buyer Material Adverse Effect; (c) neither the Buyer nor the Operating Entity has suffered any loss, damage, destruction or other casualty affecting any of its material properties or assets, whether or not covered by insurance.

Section 3.9       Brokers. No broker, finder or agent will have any claim against a Seller for any fees or commissions in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of the Buyer, the Operating Entity or the Company.

Section 3.10     Disclosure. None of the representations or warranties of the Buyer or the Operating Entity contained in this Agreement or any related schedule, certificate or other document contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading.

ARTICLE IV
COVENANTS

Section 4.1       Notification of Certain Matters. Each Party shall give prompt written notice to the other Party of (i) the occurrence or non-occurrence of any event that would render any representation or warranty of such Party herein, if made on or immediately following the date of such event, untrue or inaccurate, including any change required with respect to the

Schedules hereto; (ii) any breach of any covenant set forth in this Agreement; (iii) any notice or other communication from any person or entity alleging that the consent of such person or entity is or may be required in connection with the consummation of the transactions contemplated by this Agreement; or (iv) any action or proceeding pending or threatened in connection with the transactions contemplated by this Agreement. No such notice shall be deemed to cure any breach of any representation or warranty made in this Agreement or have any effect for purposes of determining the satisfaction of the conditions set forth in Section 5.2 or Section 5.3.

Section 4.2       Confidentiality. Until the Closing Date, each Seller shall, and shall cause its Affiliates and representatives to, keep confidential, disclose only to its Affiliates or representatives and use only in connection with the transactions contemplated by this Agreement all information and data obtained by them from the Buyer or its Affiliates or representatives relating to such Buyer or its Affiliates or the transactions contemplated hereby (other than information or data that is or becomes available to the public other than as a result of a breach of this Section), unless disclosure of such information or data is required by applicable Law.

Section 4.3       Further Assurances. Each Party, at their sole cost and expense and without expense to the other Parties, shall from time to time do such further acts and execute and deliver such further documents regarding its obligations hereunder as may be required solely for the purpose of (i) accomplishing the purposes of this Agreement or (ii) assuring and confirming unto the other Parties the validity of any documents of conveyance to be delivered at Closing. In addition, the Sellers will furnish to the Buyer in writing such information as the Buyer may reasonably require and which is customary in such transactions from such Seller, and otherwise reasonably cooperate with the Buyer in connection with any registration statement filed by the Buyer in connection with the IPO.

Section 4.4       IPO. Each Seller will execute an agreement with the managing underwriters involved in the IPO in which such Seller agrees that it will not, to the extent requested by such underwriters during the time period specified, effect any public sale or other distribution of any equity securities of the Buyer without the prior written consent of such underwriters; provided, however, that (i) all beneficial owners of 5% or more of the outstanding capital stock of the Buyer enter into similar agreements, (ii) such market stand-off time period shall not extend beyond 180 days following the date of the final prospectus, plus any customary “booster-shot” period, and (iii) any such market stand-off or lock-up agreements contains reasonable and customary exceptions.

Section 4.5       Conduct of Business.

(a)      Until the earlier of the consummation of the IPO or the termination of this Agreement in accordance with Article VI, each of the Buyer and the Operating Entity shall, and shall cause the Company to (except in connection with the IPO or to the extent that the Sellers shall otherwise consent in writing, which consent shall not be unreasonably withheld, delayed or conditioned) conduct its business diligently in the ordinary course consistent with past practice, pay its debts when due and pay its taxes when due, pay or perform its other obligations when due and to use all commercially reasonable efforts to (i) maintain in full effect any permits or licenses that are reasonably necessary to the operation of the business, (ii) keep and maintain the assets used in its business in good operating condition, and (iii) repair, and preserve the goodwill of the suppliers, contractors, licensors, employees, and customers.

(b)      Without limiting the generality of the foregoing, until the earlier of the consummation of the IPO or the termination of this Agreement in accordance with Article VI, without the written consent of the Sellers, each of the Buyer and the Operating Entity agrees not to, and shall ensure that the Company does not (i) except for the securities issued in connection with the Permitted Issuance, authorize for issuance, issue, sell or deliver (a) any equity or voting interest in either of the Buyer or the Operating Entity, or (b) any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire either (x) any equity or voting interest in either of the Buyer or the Operating Entity, or (y) any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire any equity or voting interest in either of the Buyer or the Operating Entity to any person or entity or (ii) make any amendments or other changes to the limited liability company operating agreement of the Company or any distributions and allocations of profit and loss of the Company made thereunder.

Section 4.6       Distributions; Allocations of Profit and Loss. Each of the Buyer and the Operating Entity shall cause the Company to, continue to make all distributions and allocations of profit and loss in accordance with the terms of the limited liability operating agreement of the Company consistent with past practice.

Section 4.7       Updates Regarding IPO. From the date of this Agreement until the earlier of the consummation of the IPO or the termination of this Agreement, each of the Buyer and the Operating Entity shall promptly furnish to the Sellers all information concerning the Reorganization, the IPO and the operations and finances of the Buyer and the Operating Entity as the Sellers may reasonably request.

Section 4.8       351 Exchange. From and after the date of this Agreement, the Buyer and the Operating Entity shall take all reasonable actions, and omit to take any action which it reasonably may omit, if such action or omission would cause the transactions contemplated hereby to fail to qualify as an exchange under Section 351 of the Code, provided, that the Buyer and the Buyer’s shareholders shall not (i) be required to limit subsequent sales of shares of Buyer Common Stock, notwithstanding that such sales result in a failure to satisfy the control requirement under Section 351(a) of the Code, (ii) be required to sell a greater number of shares of common stock in the IPO than is otherwise determined to be in the best interests of Buyer, notwithstanding that such sales may be necessary to satisfy the control requirement under Section 351(a) of the Code, or (iii) be required to limit the number of shares of common stock issued to the Buyer’s Chief Financial Officer as described in the PPM, notwithstanding that such issuances result in a failure to satisfy the control requirement under Section 351(a) of the Code Prior to December 31, 2012, the Buyer shall provide the Sellers with (x) computations of stock ownership necessary to determine whether the transactions contemplated by this Agreement (including the Reorganization and IPO) qualify as an exchange under Section 351 of the Code and (y) if the transactions qualify as an exchange under Section 351 of the Code, information necessary to satisfy reporting requirements in connection with such exchange.

ARTICLE V
CONDITIONS TO CLOSING

Section 5.1                      Mutual Conditions. The obligations of the parties to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)              No Governmental Authority shall have enacted, issued, promulgated or enforced any Law that would have the effect of making illegal or otherwise prohibiting or preventing the consummation of the IPO or the transactions contemplated by this Agreement.

(b)              No Governmental Authority shall have issued or granted any order, judgment, injunction, edict, decree, ruling, assessment, stipulation, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ, that is in effect and that has the effect of making illegal or otherwise prohibiting or preventing the consummation of the IPO or the transactions contemplated by this Agreement, nor shall any action or proceeding brought by a Governmental Authority seeking any of the foregoing be pending or threatened.

(c)               The closing of the IPO shall occur simultaneously with or promptly following the Closing.

Section 5.2                      Conditions to the Obligations of the Buyer. The obligations of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Buyer in its sole discretion:

(a)              The representations and warranties of the Sellers contained herein (i) that are qualified by materiality shall be true and correct, and (ii) that are not qualified by materiality shall be true and correct in all material respects, in each case at and as of the Closing Date as if made at and as of such date (except for any such representations and warranties that are made as of a specified date, which shall be true and correct, or true and correct in all material respects, as the case may be, only as of such specified date), except, in each case, for changes therein expressly and specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by the Buyer.

(b)              The Sellers shall have performed or complied with, in all material respects, all covenants, agreements and obligations required to be performed by Seller under this Agreement, at or prior to the Closing.

Section 5.3                      Conditions to the Obligations of the Sellers. The obligations of the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Sellers in their sole discretion:

(a)                   The representations and warranties of the Buyer contained herein (i) that are qualified by materiality shall be true and correct, and (ii) that are not qualified by materiality shall be true and correct in all material respects, in each case at and as of the Closing Date as if made at and as of such date (except for any such representations and warranties that are made as of a specified date, which shall be true and correct, or true and correct in all material respects, as the case may be, only as of such specified date), except, in each case, for changes therein expressly and specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by the Sellers.

(b)                   The Buyer and the Operating Entity shall have performed or complied with, in all material respects, all covenants, agreements and obligations required to be performed by the Buyer and the Operating Entity under this Agreement, at or prior to the Closing.

ARTICLE VI
TERMINATION

Section 6.1                      Termination. This Agreement may be terminated at any time prior to the Closing:

(a)              by mutual written consent of the Buyer and the Sellers;

(b)              by either the Sellers or the Buyer if the Closing shall not have occurred by December 31, 2012 (the “Termination Date”); or

(c)               by either the Seller or the Buyer in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting or preventing the IPO or the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable.

The party seeking to terminate this Agreement pursuant to this Section 6.1 (other than Section 6.1(a)) shall give prompt written notice of such termination to the other party.

Section 6.2                      Effect of Termination. In the event of termination of this Agreement as provided in Section 6.1, this Agreement shall forthwith become void except (a) for the provisions of Sections 4.2 relating to confidentiality, Section 8.1 relating to fees and expenses, Section 8.4 relating to notices, Section 8.6 relating to third-party beneficiaries, Section 8.7 relating to governing law, and this Section 6.2 and (b) that nothing herein shall relieve any Party from liability for any breach of this Agreement or any agreement made as of the date hereof or subsequent thereto pursuant to this Agreement.

ARTICLE VII
GENERAL PROVISIONS

Section 7.1                      Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the transactions contemplated by this Agreement, as well as all fees and expenses associated with the IPO, shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated. At the Closing, the Buyer shall reimburse the Sellers up to a maximum of $75,000.00 of documented fees and expenses incurred by the Sellers in connection with the negotiation and performance of this Agreement and the transactions contemplated hereby. The

Sellers shall pay any income, capital gains or other tax incurred by the Sellers as a result of the consummation of the transactions contemplated by this Agreement.

Section 7.2                      Amendment and Modification. This Agreement may not be amended, modified or supplemented, except by an instrument in writing signed on behalf of each party and otherwise as expressly set forth herein.

Section 7.3                      Waiver. No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof. Any such waiver by a party shall be valid only if set forth in writing by such party.

Section 7.4                      Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given if delivered personally or sent by facsimile, email, overnight courier or registered or certified mail, postage prepaid, to the address set forth on the signature pages hereto opposite the party to receive such notice, or to such other address as may be designated in writing by such party.

Section 7.5                      Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all prior written agreements, arrangements and understandings and all prior and contemporaneous oral agreements, arrangements and understandings between the parties with respect to the subject matter of this Agreement. No party to this Agreement shall have any legal obligation to enter into the transactions contemplated by this Agreement unless and until this Agreement shall have been executed and delivered by each of the parties.

Section 7.6                      Third-Party Beneficiaries. Except as provided in Article VI, nothing in this Agreement shall confer upon any person other than the parties and their respective successors and permitted assigns any right of any nature.

Section 7.7                      Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated by this Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Colorado, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Colorado.

Section 7.8                      Assignment; Successors. This Agreement may not be assigned by either party without the prior written consent of the other party, except that the Buyer may assign this Agreement to any of its Affiliates. Subject to the preceding sentence, this Agreement will be binding upon the parties and their respective successors and assigns.

Section 7.9                      Definition of “Affiliate”. For the purposes of this Agreement, the term “Affiliate” shall mean any entity controlling, controlled by or under common control with the named party.

Section 7.10               Severability. If any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

Section 7.11               Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile or other electronic transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or other electronic means shall be deemed to be their original signatures for all purposes.

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IN WITNESS WHEREOF, the Sellers and the Buyer have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLERS:			Address for Notices:

VITAMINS, INC., a Colorado corporation			15734 West 67 Place Arvada, Colorado 80007

By:	/s/ Kevin Forey
	Name:	Kevin Forey
	Title:	President

HOWARD & FOREY, INC., a Colorado corporation			Address for Notices:

2606 Partridge Court Grand Junction, Colorado 81506
By:	/s/ Hayden S Howard
	Name:	Hayden S Howard
	Title:	President

BUYER:			Address for Notices:

NATURAL GROCERS BY VITAMIN COTTAGE, INC., a Delaware corporation			12612 W. Alameda Parkway Lakewood, CO 80228

By:	/s/ Kemper Isely
	Name:	Kemper Isely
	Title:	Co-President

OPERATING ENTITY:			Address for Notices:

VITAMIN COTTAGE NATURAL FOOD MARKETS, INC., a Colorado corporation			12612 W. Alameda Parkway Lakewood, CO 80228

By:	/s/ Kemper Isely
	Name:	Kemper Isely
	Title:	Co-President